Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into on 05 September, 2023 (the “Effective Date”), by and between Payoneer Research and Development Ltd. (the “Company”), registration number 513742130, having its place of business at 13 Hayetzira St. Petach Tikva, Israel on one side; and Keren Levy - Shalev, Israeli ID *** (the “Employee” or “Keren”), of ***, on the other side.

WHEREAS:

the Employee commenced her employment with the Company on June 16, 2009 and is employed by the Company in accordance with an employment agreement dated December 5, 2013, as amended from time to time (the “Employment Agreement”);

WHEREAS:	the parties have mutually agreed that the employment between the Company and Employee shall come to an end on June 30, 2024 (the “Departure Date”); and

WHEREAS:

the Parties wish to fully and finally settle all matters between them, directly or indirectly connected to and/or arising from the employment relationship between the Employee and the Company and/or the termination thereof, all subject to the terms herein.

NOW THEREFORE, the parties agree as follows:

1.	The preface and appendices to this Agreement constitute an integral part hereof.

2.	For the purposes of this Agreement “Group” means the Company, its subsidiaries, the parent company, Payoneer Global Inc. (the “Parent”) and related companies and/or affiliates thereof today or anytime in the future (all jointly and severally).

3.	Keren’s active duties and holding office as the Group’s President and GM, Merchant Services will cease on September 30, 2023 (the “Transition Date”) and thereafter she will not perform any functions in such capacity, and accordingly will no longer be an officer for purposes of Section 16 of the US Securities Exchange Act of 1934. Commencing as of the Transition Date and until the Departure Date (the “Transition Period”), the Employee will be employed in a non-executive position and the following shall apply: (i) during the initial three (3) months of the Transition Period, the Employee will support the transition of her role as GM, Merchant Services to her successor and will be reasonably available from time to time to respond to questions related to the transition of her role to her replacement, and (ii) during the remainder of the Transition Period the Employee will not be required to report to the Company’s offices or regularly perform work for or on behalf of the Company, but will be reasonably available from time to time to respond to questions of Group team members in matters relating to areas of her work.

4.	The Employee will be entitled to her full salary during the Transition Period, with all benefits that Employee participated in prior to the Transition Date. Employee will be entitled to a full annual bonus with respect to 2023. There will be no entitlement to annual bonus with respect to 2024.

5.	On or around the Departure Date, a final settlement of account will be carried out with the Employee in the framework of which she will receive from the Company the outstanding amount due to her as redemption of unused vacation days, as shall be stated in the Employee's last pay slip. The Employee agrees to utilize during the Transition Period any vacation days that accrue during the Transition Period and shall therefore not be entitled to redemption payment for such vacation days.

Furthermore, on or around the Departure Date, the Company will send letters of release to the relevant insurers releasing to Employee all amounts accrued in her pension arrangements, including in the severance pay component, and the Study Fund.

6.	In addition, subject to the Employee’s fulfillment and compliance with the terms of the Employment Agreement and the terms of this Agreement, the Employee will be entitled to the continuation of the vesting of the equity awards held by the Employee as of the Transition Date and granted pursuant to the applicable incentive stock option plan(s) of Parent (or of Payoneer Inc. that were transitioned to the Parent) (collectively, the “Incentive Plans”) according to their original vesting schedule up until and including the Departure Date.

7.	The Employee acknowledges that any options vested and exercisable prior to or as of the Departure Date, may be exercised by Employee during the period ending 90 (ninety) days from the Departure Date (the “Last Exercise Date”). The Employee further confirms that during the Transition Period (i) she shall continue to be subject to and abide by the Parent’s Insider Trading Policy as an employee of the Company, and (ii) Parent may enforce its Insider Trading Policy on Employee and her equity in any way it deems reasonably fit for such purpose. Accordingly, any trading in Parent’s stock, including among other things, any sale of Employee’s Parent stock during the Transition Period and/or any sale to cover payment for the exercise price and/or taxes thereof may only be effected during a Window (as defined therein). In any event, if the Employee has material inside information, she may not trade even during a Window. Notwithstanding the aforesaid, the Employee agrees that during the 90 (ninety) days commencing on the Transition Date she is not allowed to trade even in an open Window. As a Section 16 officer up until the Transition Date, Employee confirms that (i) she has informed the Parent of any open market trades that she has engaged in during the six-month period prior to the Transition Date and (ii) agrees that she will inform the Parent of any open market trades that she intends to make in Parent stock at any time during the 6-month period immediately following the Transition Date prior to making such a trade.

8.	During the Transition Period, the Employee will be required to inform the Company of any potential new employment and such new employment shall be subject to the prior written consent of the Company, with such consent not to be unreasonably withheld, conditioned or delayed.

9.	The payment of the amounts and benefits detailed in Sections 4, 5 and 6 above shall constitute full and final settlement of everything owed to the Employee and/or anyone on her behalf by the Company and/or the Group according to any law and/or agreement (including the Employment Agreement) and/or any other source, in writing or otherwise, in the present or in the future, including (but not limited to) with respect to salary, severance pay, annual leave, redemption of annual leave, overtime, sick leave, recuperation pay, travel expenses, car, prior notice, payment in lieu of prior notice, social contributions of all kinds (including to pension arrangement and Study Fund), bonuses (annual or other), commissions, incentives, options, awards, reimbursement of expenses, benefit plans or programs and every other payment or social benefit whatsoever connected to or arising out of the Employee’s employment with the Company, its termination and/or the separation process and its circumstances.

10.The Employee hereby declares and undertakes that upon the release and the receipt of the amounts and benefits detailed in Sections 4, 5 and 6 above, neither she nor anyone on her behalf have or will have any claim or demand of any kind whatsoever against the Company, any member of the Group, their directors, officers, managers, employees, agents, shareholders, partners, predecessors, successors, affiliates, assigns, or against anyone acting on their behalf, connected to or arising out of her employment with the Company, its termination or its separation process.

11.By no later than the Departure Date the Employee shall return to the Company all Company equipment in her possession or control, (including car, cellular telephone, and personal badge), as well as all documents, information and any other Group-related material (whether electronic or otherwise) in the Employee's possession or control or prepared by her in connection with her employment, including all copies thereof. The Employee undertakes to delete all Company related material and information that is in her possession or control (including from her personal computer and personal email account).

The Employee hereby expressly and voluntarily agrees that after the departure of her employment with the Company, the Company or any other relevant member of the Group shall have access to all information (including files) located on computers and on email inboxes which were placed at her disposal by the Company during the course of her engagement with the Company, for the purpose of ensuring the continuity of the Company business activities after the Departure Date.

12.	The Employee warrants and undertakes to continue to fully comply with the obligations of non-competition, non-solicitation, confidentiality and assignment of intellectual property, according to any law or agreement, including Appendix B of her Employment Agreement. In addition, the Employee agrees and confirms that in consideration of the benefits set forth in paragraphs 4, 5 and 6 herein, she will not, directly or indirectly, during the Transition Period and for the twelve (12) months immediately following the Departure Date: (A) maintain or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) that directly or indirectly competes with the products or services of the Payoneer Group (a “Competing Business”) (including, without limitation, as a shareholder); (B) act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply services in direct competition with the Payoneer Group to any person who, to her knowledge, was provided with services by Payoneer any time during the twelve (12) months immediately prior to the Departure Date; (C) solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to her knowledge, was provided with services by the Payoneer Group at any time during the twelve (12) months immediately prior to the Departure Date, for the purpose of offering services or products which directly compete with the services or products supplied by the Payoneer Group as of the Departure Date; or (D) employ, solicit or entice away or endeavor to solicit or entice away from the Payoneer Group any person employed by the Payoneer Group any time during the twelve (12) months immediately prior the Departure Date with a view to inducing that person to leave such employment and to act for another employer.

13.	The Employee shall not, and the Company shall use reasonable endeavors to ensure that its employees and officers shall not, make or knowingly cause to be made any adverse or derogatory comment about each other or do anything which shall, or may, bring the Company, the Payoneer Group or any of their directors, officers or employees, or the Employee into disrepute or disparagement. In addition, Employee agrees not to make any statement or communication, written or oral, with the intention of damaging the business or reputation of the Company or the Payoneer Group, or of interfering with, impairing or disrupting the normal operations of the Company or the Payoneer Group.

14.This Agreement shall be deemed, a settlement and an admission of payment for the purposes of Section 29 of the Israeli Severance Pay Law – 1963.

15.	The Employee agrees to cooperate fully with the Company and any Payoneer Group company concerning reasonable requests for information about the business of the Company or any Group company or the Employee’s involvement and participation therein or the defense or prosecution of any claims or actions of which the Employee may have knowledge by reason of her employment with the Company. The Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, the Group and/or its counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by of the Company, the Group and/or its counsel to effectuate the foregoing.

16.	The Employee hereby acknowledges that the Company’s willingness to grant her the benefits described herein is made on an ex-gratia basis and it arises solely out of the terms of this Agreement and is based strictly upon her agreement to be bound by the terms of this Agreement and to her compliance with all its terms, including the continued employment throughout the Transition Period and the release of claims. Accordingly, its payment does not create (explicitly or implicitly) any entitlement beyond those expressly stated herein, and does not create a precedent any precedent, awareness, admission or comment regarding the rights and obligations of any third parties in relation to any member of the Group.

17.	The Employee agrees that should she breach any of her obligations or representations herein (in whole or in part), then the Employee shall immediately repay the Company the value of any benefit received in excess together with linkage differentials and interest in accordance with applicable law (as of the date of receiving the benefit or the date of breach, as appropriate, and until its repayment to the Company), subject to applicable law, all in addition to any other remedies or causes of action which the Company may otherwise have under any law or agreement.

18.	The Employee undertakes to keep the contents of this Agreement (including the fact of its existence) absolutely confidential, and not to present it or disclose it to any third party.

19.	All payments and benefits referred to herein are gross amounts and the Company will deduct from such payments all taxes, social security, health insurance and all other deductions, which are mandatory under applicable law. Without derogating form the generality of the foregoing, the Employee acknowledges and agrees that it shall be liable to pay any and all tax obligations arising in connection with this Agreement and the benefits described therein, including the benefits set forth in paragraph 6, and that any such benefits may be subject to regular income tax and not capital gains tax, which the Company shall be entitled to deduct from any payment to which the Employee may be entitled hereunder or otherwise unless the Employee shall present the Company with a valid Tax Withholding Certificate (פטור מניכוי מס במקור) or any other applicable approval from the Israeli Tax Authority.

20.	This Agreement represents the complete agreement between the parties with respect to the subject matter hereof.

21.	The Employee declares that she is fully aware of her rights according to law and that this Agreement is signed by her of her own free will after having checked all accounts with the Company and after having investigated all rights against the Group.

IN WITTNESS WHEREOF, the Parties have entered into this Agreement as of the date first above written.

/Keren Levy – Shalev/___________________/ Michal Adam/_________________

Keren Levy - ShalevPayoneer Research and Development Ltd.

By: Michal Adam, CPO